Exhibit 99.1

Faraday Future Announces Executive Share Purchase Initiative to Strengthen Long-Term Value, Act Against Potential Illegal Market Manipulation, and Further Align Interests with Stockholders

●	Subject to Board approval, compliance with applicable securities laws and the Company’s trading policies, the Company intends to purchase shares of its common stock in an amount approximately equal to the total value of executive and employee deferred compensation for the March through May period, which is about $500,000 on an after-tax basis.

●	Repurchased shares would be transferred to participating executives and other employees as a settlement of the deferred compensation, increasing their equity ownership in the Company.

●	This initiative reinforces a commitment to the Company’s strategic execution, as well as demonstrates the Company’s action against potential illegal market manipulation and short selling.

Los Angeles, CA (March 17, 2026) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today announced a new initiative under which executives and other employees will increase their ownership in the Company through a structured share acquisition program in exchange for deferring part of their salaries.

This initiative is designed to align management and employee interests more closely with stockholders and reinforce commitment to the Company’s strategic execution during the current market environment.

As part of this program, certain executives and employees will defer a portion of their base compensation for a three-month period from March 1, 2026, through May 31, 2026. The deferred amounts are intended to be used as a reference for the Company to repurchase shares of its common stock.

Subject to Board approval, compliance with applicable securities laws and the Company’s trading policies, FF intends to repurchase shares in an amount approximately equal to the total estimated after-tax deferred compensation for the period (estimated to be approximately $500,000 after tax). These shares are expected to be subsequently transferred to participating executives and other employees, increasing their equity ownership in the Company.

The Company believes this initiative sends a clear message that, in the face of capital markets volatility and potential illegal short selling and market manipulation, FF will not be distracted, but instead will respond in a proactive, prudent, and resolute manner to defend the Company’s value, reinforce market confidence, and demonstrate its determination to prevail in the fight against potential illegal short selling and market manipulation while protecting the shared interests of stockholders and employees. The Company believes this structure represents a proactive and disciplined approach to capital management while enabling insiders to meaningfully increase their stake in FF.

Following such repurchase, the Company currently intends to settle the deferred compensation obligations by transferring the shares of the Company’s common stock to participating executives and other employees, subject to the terms of applicable compensation arrangements.

“I believe this initiative demonstrates that the management and employees at FF are willing to support the Company’s liquidity management and long-term strategic execution through concrete action, reflecting a strong commitment to standing with the Company during a challenging period,” said YT Jia, FF Founder and Global Co-CEO. This initiative follows the Company’s commitment to take action in response to recently identified potential illegal market manipulation and short selling.

The Company also seriously continues to progress with its preparation for a potential submission to the U.S. Securities and Exchange Commission regarding potential illegal market manipulation.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global intelligent Company founded in 2014 and is dedicated to reshaping the future of mobility through vehicle electrification, intelligent technologies, and AI innovation. Its flagship vehicle, the FF 91, began deliveries in 2023 and reflects the brand’s pursuit of ultra-luxury, cutting-edge technology, and high performance. FF’s second brand, FX, targets the high-volume mainstream vehicle market. Its first model, Super One, is positioned as a first-class EAI-MPV, with deliveries planned to begin in 2026. FF recently announced its entry into the Embodied AI Robotics business with sales beginning this year, connecting its future strategy of bringing a new era of EAI vehicles and EAI robotics. For more information, please visit https://www.ff.com/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding potential future legal actions against alleged illegal market manipulation or similar improper activities, and FF’s entry into the embodied AI robotics market and robotics deliveries and development, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, that may affect actual results or outcomes include, among others: the Company’s ability to timely make the share purchases, which may be restricted for extended periods due to trading blackouts; and expectations related to the investigation of potential illegal market manipulation, including the Company’s analysis, its ability to take appropriate corrective action, obtain sufficient evidence to support legal actions or any potential investigations by regulators. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and Form 10-Qs for the quarters ended June 30, 2025 and September 30, 2025 filed with the SEC on May 9, 2025, August 19, 2025 and November 21, 2025, respectively, and other documents filed by the Company from time to time with the SEC.

CONTACTS:

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

3